EXHIBIT 1.01
Conflict Minerals Report
This is the Conflict Minerals Report of Spectrum Brands Holdings, Inc. and its consolidated subsidiaries, including SB/RH Holdings, LLC and its consolidated subsidiaries (the “Company,” “Spectrum Brands,” “we,” “us,” or “our”), for January 1, 2025 through December 31, 2025 (“Calendar Year 2025”) in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As used herein, “Conflict Minerals” or “3TG” is defined as, consistent with the Conflict Minerals Rule, cassiterite, columbite-tantalite (coltan), gold, wolframite and the derivatives tin, tantalum and tungsten. Please refer to Rule 13p-1, Form SD and Exchange Act Release No. 34-67716 for definitions of the other terms used in this Report, unless otherwise defined herein.
Forward-Looking Statements
This Conflict Minerals Report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, our future plans, goals, and expectations regarding our due diligence efforts and transparency in our supply chain. Forward-looking statements can generally be identified by words such as “expects,” “anticipates,” “plans,” “projects,” “intends,” “believes,” and “will.” Such statements are based on current assumptions and expectations of future events and are not guarantees of future performance. They involve substantial known and unknown risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks include but are not limited to, incomplete or unavailable supplier, smelter or refiner data; errors, omissions, or fraud by suppliers, smelters or refiners; changing regulatory requirements or guidance and other issues. You should not place undue reliance on these statements, which speak only as of the date of this report. For more information on risks that may affect our business, please refer to the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (“SEC”). Except as required by law, we undertake no obligation to update or revise any forward-looking statement to reflect new information or future events.
Applying the Dodd-Frank Act to Spectrum Brands Holdings, Inc.
The SEC’s conflict minerals rule requires a three-step compliance approach. The first step is determining applicability of the conflict minerals rule to us; the second step is a reasonable country of origin inquiry (“RCOI”) to determine whether we have reason to believe that conflict minerals from the Democratic Republic of the Congo (the “DRC”) or adjoining countries (collectively, the “Covered Countries”) that are necessary to the functionality or production of products manufactured by us, or contracted to be manufactured by us, are present in our products; and the third step (referred to as “due diligence” in the SEC rule) is to determine the source and origin of any such conflict minerals and the facilities in which they were processed.
As a downstream company, we are several tiers removed from mining operations and smelters or refiners (“SORs”) in dealing with its direct suppliers. Therefore, we must rely on our direct suppliers, who must in turn rely on their suppliers, to gather and report information about the source and chain of custody of Conflict Minerals, if any, in the products they supply to us. For Calendar Year 2025, we hired a third-party provider to assist us in performing the RCOI and Conflict Minerals supply chain due diligence (the “Provider”). Engaging the Provider combined with our supply chain due diligence processes and focusing on accountability within the supply chain by using the industry standard Responsible Minerals Initiative’s (“RMI”) Conflict Minerals Reporting Template (“CMRT”) and reaching out to our suppliers, we seek to gain greater transparency in our supply chain. Certain of the activities described below were performed by the Provider on our behalf.
Products Potentially Subject to Due Diligence
As an initial matter, we considered whether Conflict Minerals were necessary for the production or functionality of our products. Our Steering Committee reviewed the products manufactured or contracted to be manufactured by us to determine which products might contain Conflict Minerals necessary to the products’

functionality or production. The Steering Committee conducted this review at a product level. The list of such products is contained in Attachment A to this Conflict Minerals Report.
Reasonable Country of Origin Inquiry
We then determined that 74 of our approximately 416 direct suppliers are “in-scope,” which means the suppliers we reasonably believed represented the highest risk of supplying us with products or components that do or may contain Conflict Minerals from the Covered Countries for Calendar Year 2025. That is where we directed our good-faith efforts to determine the country of origin of Conflict Minerals in our supply chain. The RCOI was then conducted as follows:
a. We sent initial inquiries to the in-scope suppliers and instructed them to complete the CMRT and return it to us.
b. The Provider engaged with our suppliers to collect information about the presence and sourcing of conflict minerals used in the products and components supplied to us in Calendar Year 2025. This adds more transparency to our supply chain, with the ultimate goal of identifying the related smelters or refiners and associated mine countries of origin.
c. We or the Provider sent follow-up inquiries to any initially unresponsive suppliers and conducted follow-up inquiries with responsive suppliers for further information if initial CMRT responses were incomplete or unclear; all identified issues were addressed.
d The Provider evaluated the completed CMRTs for plausibility, consistency and gaps. Additional supplier contacts were conducted to attempt to resolve “quality control” flags, such as where: (a) SORs were not provided for a used metal, (b) the supplier listed one or more SORs for an unused metal, (c) the supplier indicated that it had not identified all SORs for the in-scope products, (d) the supplier indicated it had not received conflict minerals data for each metal from all of its relevant suppliers, or (e) the supplier indicated that all of its conflict minerals were from recycled or scrap sources, but one or more of the SORs listed are not known to be exclusive recyclers.
e. At the conclusion of the RCOI process, we had a 90% CMRT response rate from our in-scope suppliers.
Due Diligence Framework
In conducting our due diligence, we implemented the Organisation for Economic Co-Operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Framework”), an internationally recognized due diligence framework, and related supplements for each of the Conflict Minerals. Accordingly, the steps taken by us in preparing this Conflict Minerals Report were in accordance with the OECD Framework. As such, we used the RMI’s CMRT versions 6.4 and 6.5, which includes standard supply chain survey and information tracking methods, as part of assessing our supply chain’s adherence to due diligence measures stated by the OECD Framework. These methods and actions include, but are not limited to:
•Standard follow-up emails sent to all suppliers on a monthly basis over a three-month period;
•Automatic enrollment of non-responsive suppliers in the Provider’s CMRT training webinar;
•Two targeted follow-up emails to suppliers, supplemented by phone outreach;
•Follow-up emails issued by the supplier’s Spectrum Brands contact, with our Director of Sourcing and the Environmental Sustainability & Product Regulatory Specialist copied; and
•Two escalation emails sent three weeks apart, notifying suppliers that their CMRT submission is past due.
Due Diligence Steps Performed
1. Steps Taken to Establish Strong Company Management Systems
a. We educate our employees and disseminate Conflict Minerals information and updates internally through our Steering Committee, which implements and manages our Conflict Minerals compliance program. We also disseminate Conflict Minerals information and updates externally through sourcing leads, supply chains, and sales forces. During Calendar Year 2025, we opted into the Smelters Outreach Initiative, which is coordinated by RMI to encourage and facilitate contact with SORs.
b. We are committed to sourcing components and materials from suppliers that share our values about human rights, ethics and environmental responsibility. Our employees are expected to comply with, and the Steering Committee is responsible for enforcing, our Policy Regarding Conflict Minerals (the “Conflict Minerals Policy”), which is available on our website at https://spectrumbrands.com/about-us/our-company/corporate-compliance/conflict-minerals.html. As required by our Conflict Minerals Policy, our suppliers are required to sign our Supplier Code of Conduct, which includes requirements relating to Conflict Minerals and responsible sourcing. A copy of our Supplier Code of Conduct can be found at https://www.spectrumbrands.com/about-us/suppliers/supplier-code-of-conduct.html.
c. We maintain a grievance mechanism, including, among other items, an anonymous, 24-hour helpline and reporting system (1-866-384-4277; https://secure.ethicspoint.com/domain/media/en/gui/7424/index.html, to enable any individual to report grievances related to Conflict Minerals and other supply chain matters.
d. We retain Conflict Minerals program documentation in accordance with our record retention policies.
2. Steps Taken to Identify Risks in the Supply Chain and Strategies to Respond to Identified Risks.
a. We identified the products we manufactured or contracted to manufacture in Calendar Year 2025.
b. We identified 74 in-scope suppliers from whom we purchase components used in the production of those products, and which could contain conflict minerals were necessary for the functionality or production of such products and solicited information from such suppliers as part of our RCOI. The Provider compared the list of the SORs collected to the Provider’s SOR database, which incorporates information from the lists publicly published by the RMI. Attached hereto as Attachment B is a list of SORs identified by our suppliers with valid smelter certification identification numbers.
c. We performed, and continue to perform, risk mitigation efforts to bring suppliers into conformity with our Conflict Minerals Policy and contractual requirements. These efforts included working with direct suppliers to consider alternative sources of components or supplying components which contain conflict minerals from sources listed as “conformant” or the equivalent by independent third-party audit programs as sponsored by the RMI, London Bullion Market Association (the “LBMA”) and Responsible Jewellery Council (the “RJC”).
3. Carry Out Independent Third-Party Audit of Smelter/Refiner Due Diligence Practices.
We use information publicly provided by the RMI, LBMA and RJC to confirm the existence and verify the OECD conformance status of SORs identified during due diligence. We are many steps removed from the mining of conflict minerals. We do not purchase raw ore or unrefined conflict minerals, and we do not conduct any purchasing activities directly in the Covered Countries.
4. Mitigation Steps We Have Taken or Will Take Since the End of Calendar Year 2025.
We undertook the following steps since the end of Calendar Year 2025 to mitigate the risk that our products may contain Conflict Minerals that benefit armed groups within the Covered Countries, including steps to improve our due diligence:
a. Continued to enforce our Conflict Minerals Policy and disseminate the Supplier Code of Conduct to those suppliers who provide raw materials and components in our manufacturing operations and our contract manufacturers.
b. Continued to enforce the process within our manufacturing operations/procurement function to notify new vendors of our Supplier Code of Conduct.

c. Published a copy of our current Form SD and this Conflict Minerals Report on our website at https://spectrumbrands.com/about-us/our-company/global-sustainability-statement.html.
d. Continued our supply chain due diligence with the assistance of the Provider, on the source and chain of custody of raw materials and components purchased for our manufacturing operations. We plan to continue to enhance supplier communication on Conflict Minerals. We value our supplier relationships, but if any supplier is at risk to or does violate our Conflict Minerals Policy or Supplier Code of Conduct, we intend to require a corrective action plan from the supplier and move towards conflict-free sourcing. We do not intend to ban sourcing from the Covered Countries, but we seek to procure materials from responsible sources in the region to assist legitimate, conflict-free businesses there.
e. Due to our size, the complexity of our products, and the depth, breadth and constant evolution of our supply chain, it is difficult to identify sub-tier suppliers downstream from our direct suppliers. We do not purchase products directly from any suppliers, SORs or mines in the Covered Countries and have no direct contractual relationships with SORs, as previously noted. Instead, we rely on our direct suppliers to gather and provide specific information about the source of Conflict Minerals contained in the components supplied to us. Our direct suppliers are similarly reliant upon information provided by their suppliers. Therefore, the Provider’s assistance with unresponsive first tier suppliers is used to add transparency to our supply chain. Our suppliers identified 103 SORs potentially in our supply chain that the Provider’s database indicated as having valid smelter certification identification numbers. Additional investigation was undertaken to determine the source of and chain of custody of the Conflict Minerals. The following internationally accepted audit standards were reviewed: the RMI Responsible Minerals Assurance Process (“RMAP”), the LBMA Responsible Gold Guidance and the RJC Chain-of-Custody Standard.
f. We identified 74 suppliers that may source from Covered Countries. 67 of those 74 suppliers provided CMRT responses, a response rate of 90%. Attached hereto as Attachment B is a list of the 103 SORs with valid smelter certification numbers identified by the 67 suppliers that provided product specific information, a list of the products covered by this Conflict Minerals Report and a list of the smelter location for the Conflict Minerals that are necessary to the production of our products. For the remainder of calendar year 2026, we plan to continue to emphasize to our suppliers the importance of sourcing responsibly and from conflict-free sources if the suppliers desire to retain our business.
g. Based on our due diligence efforts and information from the Provider, we have reason to believe that the Conflict Minerals necessary to the functionality or production of our products, where known, may originate from the countries listed in Attachment C hereto (country of origin).
Pursuant to SEC rules and guidance, this Conflict Minerals Report was not subjected to an independent private sector audit.

Attachment A

List of Products
The following products are more fully described in Spectrum Brands Holdings, Inc. Form 10-K, which may be found publicly on our website at: https://investor.spectrumbrands.com/sec-spectrum-brands-holdings-inc.
•Electric shavers and accessories
•Grooming products and hair care appliances
•Small household appliances
•Personal care products
•Herbicides
•Insecticides and repellants
•Specialty pet supplies
•Household cleaning products

Attachment B

List of Identified Smelters

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Gold	Jiangxi Copper Co., Ltd.	China	CID000855
Gold	Shandong Gold Smelting Co., Ltd.	China	CID001916
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224
Gold	Asahi Pretec Corp.	Japan	CID000082
Gold	Dowa	Japan	CID000401
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707
Gold	LS MnM Inc.	Korea, Republic of	CID001078
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152
Gold	Metalor Technologies S.A.	Switzerland	CID001153
Gold	Mitsubishi Materials Corporation	Japan	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193
Gold	Nihon Material Co., Ltd.	Japan	CID001259
Gold	MKS PAMP SA	Switzerland	CID001352
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province of China	CID001761
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938
Gold	United Precious Metal Refining, Inc.	United States of America	CID001993
Gold	Abington Reldan Metals, LLC	United States of America	CID002708
Gold	L'Orfebre S.A.	Andorra	CID002762
Gold	WEEEREFINING	France	CID003615
Gold	Gold by Gold Colombia	Colombia	CID003641
Gold	Coimpa Industrial LTDA	Brazil	CID004010
Gold	GG Refinery Ltd.	Tanzania, United Republic of	CID004506
Gold	Argor-Heraeus S.A.	Switzerland	CID000077
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	CID000671

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030
Gold	Yunnan Copper Industry Co., Ltd.	China	CID000197
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	CID001947
Tantalum	F&X Electro-Materials Ltd.	China	CID000460
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	CID000616
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192
Tantalum	NPM Silmet AS	Estonia	CID001200
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506
Tantalum	TANIOBIS Co., Ltd.	Thailand	CID002544
Tantalum	TANIOBIS GmbH	Germany	CID002545
Tantalum	Materion Newton Inc.	United States of America	CID002548
Tantalum	TANIOBIS Japan Co., Ltd.	Japan	CID002549
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	CID002550
Tantalum	Global Advanced Metals Boyertown	United States of America	CID002557
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842
Tantalum	PowerX Ltd.	Korea, Republic of	CID004054
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538
Tin	China Tin Group Co., Ltd.	China	CID001070
Tin	PT Timah Tbk Kundur	Indonesia	CID001477
Tin	PT Timah Tbk Mentok	Indonesia	CID001482
Tin	Thaisarco	Thailand	CID001898
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China	CID002180

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228
Tin	Alpha Assembly Solutions Inc	United States of America	CID000292
Tin	Dowa	Japan	CID000402
Tin	Fenix Metals	Poland	CID000468
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555
Tin	Mineracao Taboca S.A.	Brazil	CID001173
Tin	Minsur	Peru	CID001182
Tin	Mitsubishi Materials Corporation	Japan	CID001191
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337
Tin	Rui Da Hung	Taiwan, Province of China	CID001539
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517
Tin	Aurubis Beerse	Belgium	CID002773
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	CID003410
Tin	Malaysia Smelting Corporation Berhad (Port Klang)	Malaysia	CID004434
Tin	Metallic Resources, Inc.	United States of America	CID001142
Tin	PT Mitra Stania Prima	Indonesia	CID001453
Tin	Estanho de Rondonia S.A.	Brazil	CID000448
Tin	Super Ligas	Brazil	CID002756
Tin	Luna Smelter, Ltd.	Rwanda	CID003387
Tin	Precious Minerals and Smelting Limited	India	CID003409
Tin	Woodcross Smelting Company Limited	Uganda	CID004724
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	CID003356
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320
Tungsten	A.L.M.T. Corp.	Japan	CID000004
Tungsten	Global Tungsten & Powders LLC	United States of America	CID000568

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494
Tungsten	Masan High-Tech Materials	Viet Nam	CID002543
Tungsten	Niagara Refining LLC	United States of America	CID002589
Tungsten	Cronimet Brasil Ltda	Brazil	CID003468
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541

Attachment C

List of Countries of Origin

Albania
Andorra
Angola
Argentina
Armenia
Australia
Austria
Azerbaijan
Belarus
Belgium
Benin
Bolivia (Plurinational State of)
Brazil
Burkina Faso
Burundi
Cambodia
Canada
Central African Republic
Chile
China
Colombia
Congo
Democratic Republic of Congo
Djibouti
Dominica
Dominican Republic
Ecuador
Egypt
El Salvador
Eritrea
Estonia
Ethiopia

France
Germany
Ghana
Guatemala
Guinea
Guyana
Honduras
Hong Kong
Hungary
India
Indonesia
Ireland
Israel
Japan
Jersey
Kazakhstan
Korea
Kyrgyzstan
Liberia
Liechtenstein
Luxembourg
Madagascar
Malaysia
Mali
Mauritania
Mexico
Mongolia
Morocco
Mozambique
Myanmar
Namibia
Netherlands

Nicaragua
Niger
Nigeria
Panama
Papua New Guinea
Peru
Philippines
Poland
Portugal
Russian Federation
Rwanda
Saudi Arabia
Sierra Leone
Singapore
Slovakia
South Africa
South Sudan
Spain
Sudan
Suriname
Sweden
Switzerland
Taiwan
Tanzania
Thailand
Uganda
United Kingdom
United States
Uzbekistan
Viet Nam
Zambia
Zimbabwe